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                                                                   Exhibit 99.1

                LA QUINTA ANNOUNCES CLOSING OF MERGER TRANSACTION

DALLAS, Jan. 2 /PRNewswire/ -- La Quinta Corporation (NYSE: LQI - news) announced today the closing of the merger transaction among La Quinta Corporation and La Quinta Properties, Inc. (the "Companies") and La Quinta Corporation's subsidiary. As a result, La Quinta Properties, Inc. has become a subsidiary of La Quinta Corporation. As previously announced, the merger transaction was approved by the Companies' shareholders at special meetings on December 20, 2001.

New paired securities, representing common stock of La Quinta Corporation and Class B common stock of La Quinta Properties, Inc., will be issued in the merger to the Companies' shareholders in exchange for their current paired securities on a one-for-one basis. Instructions regarding the exchange of certificates are expected to be delivered to shareholders later this month. The new paired securities will continue to trade on the New York Stock Exchange under the ticker symbol "LQI".

ABOUT LA QUINTA CORPORATION

Dallas-based La Quinta Corporation, a mid-scale limited service lodging company, owns, operates or franchises over 300 La Quinta(R) Inns and La Quinta(R) Inn & Suites in 30 states. Today's news release, as well as other information about La Quinta, is available on the Internet at www.laquinta.com.